Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Photon Dynamics, Inc. pertaining to the Amended and Restated 1995 Stock Option Plan and the 1995 Employee Stock Purchase Plan of Photon Dynamics, Inc. of our report dated October 22, 2003, with respect to the consolidated financial statements and schedule of Photon Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

June 30, 2004